Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-129751, 333-129757, and 333-129758; and Form S-3 Nos. 333-137671 and 333-141512 of IHS Inc. of our report dated May 6, 2011 relating to the financial statements of SMT Holding Corp., which appears in the Current Report on Form 8‑K/A of IHS Inc. dated October 21, 2011.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
October 21, 2011